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                                                                   EXHIBIT 10.53

                             TREGA BIOSCIENCES, INC.

                        EXEMPT EMPLOYEE LETTER AGREEMENT

Lawrence D. Muschek, PhD
Muthesiusweg 47
D-30559 Hannover
GERMANY


Dear Larry:

         This letter sets forth the basic terms and conditions of your employment with Trega Biosciences, Inc. ("Trega") effective October 6, 1997 ("Effective Date"). By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by Trega.


         1. Salary. You will be paid an annual base salary of $250,000 ("Base Salary"), less regular payroll deductions, (payable as $10,416.67 semi-monthly), which compensates you for all hours worked. Generally, your salary will be reviewed annually but Trega reserves the right to change your compensation from time to time on reasonable notice.

         2. Term of Employment. Trega agrees to employ you for a period of two
(2) years (the "Term of Employment") commencing on the effective date of this agreement unless terminated sooner as provided in paragraph 14 below.

         3. Eligibility for Bonus. You will be eligible for a bonus compensation award of up to sixty percent (60%) of your annual Base Salary contingent upon the Board of Directors' assessment of your annual performance, achievement of business development objectives, achievement of pre-agreed targets in stock price performance and other factors that are jointly determined. These bonus criteria are set forth in greater detail in Attachment A. To be eligible for a bonus you must perform at a level acceptable to the Board of Directors and be on the Trega payroll when the bonus is paid. No pro-rata payment will be made if you are not employed by Trega when the bonus is paid.

         4. Incentive Stock Options. You will be eligible to receive 86,486 Incentive Stock Options. The options will be issued pursuant and subject to the Trega 1996 Stock Incentive Plan ("Plan") a copy of which is attached here to as Attachment B. The above-referenced shares shall vest according to the Plan, and shall become fully vested in the event of a "Change in Control" as defined in the Plan. You will also be eligible to receive 113,514 shares nonqualifying stock options. You may be eligible for additional stock option grants at the discretion of the Board of Directors and its Compensation Committee.

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         5. Duties. Your job title will be President of Research and
Development. Your duties generally will include responsibility for all activities relating to combinatorial chemistry, combinatorial biology, biological screening and pre-clinical and clinical development. You will work closely with the Board of Directors, the management team and the Scientific Advisory Board in the development and implementation of the strategic and technical planning necessary to enhance the company's valuation and global recognition. You will also play a major role in all corporate collaborations, negotiations and future financings. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of Trega and your skills, as determined by Trega.

         As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by Trega and to take such general direction as you may be given from time to time by your superiors. Trega reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless Trega expressly agrees otherwise.

         6. Competitive Activity. You shall not during the Term of Employment period directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of a "Competitive Operation" which is in competition with any aspect of the business conducted by Trega (or any of the Company's affiliates) at any time during the two (2) year period immediately preceding the date on which you propose to own, participate in, or be connected with, or have any financial interest in or aid or assist anyone else in the conduct of, such Competitive Operation in any area in which such business is or was then being conducted by Trega (or any of the Trega's affiliates); provided, however, that ownership of not more than one percent (1%) of the equity securities of any publicly held Competitive Operation shall not constitute a violation hereof.

         7. Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination (in accordance with paragraph 14 below), consistent with the needs of the business.

         8. Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of Trega. Normal working hours will be established by Trega and may be changed as needed to meet the needs of the business.

         9. Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this agreement by reference as Attachment C.

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         10. Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for Trega. You must comply with the Immigration and Naturalization Service's employment verification requirements.

         11. Representation and Warranty of Employee. You represent and warrant to Trega that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

         12. Employee Benefits. You will be eligible for three weeks paid vacation each calendar year. Vacation will accrue on a pro-rata basis semi-monthly. You will receive an additional vacation day for each year of service subject to Trega's vacation policy. You will also be paid for sick leave and holidays also subject to Trega's policies. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. You will be eligible to participate in Trega's 401(k) retirement savings plan and Trega's flexible spending account. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law.

         13. Additional Benefits. You will be provided with the following additional benefits: You will be reimbursed for reasonable relocation expenses for (i) the move of your household goods from Atlanta, Georgia and Fort Walton Beach, Florida to San Diego; (ii) a pre-move house hunting trip; (iii) temporary living quarters and temporary transportation for up to thirty (30) days; and
(iv) specific costs relating to the sale and purchase of your primary residence as pre-approved by Trega. Any payments made to you or third parties on your behalf for relocation, other than the moving of household goods and travel, is required to be included in your gross earnings for the year. Trega agrees to pay you a cash bonus "grossed up" to compensate you for the taxes you will be required to pay on this additional income. Trega will also reimburse you for accounting fees for expatriot status for two years. Trega will further reimburse you for a lease payoff for your residence in Germany if it is not re-leased after reasonable efforts.

         14. Termination and Severance Benefits. Trega and you each retain the right to terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to the other. In the event of termination without "cause" (as hereinafter defined), you shall be entitled to the balance of your salary during the period from the date of termination through the end of the Term of Employment (the "Severance Pay"). The Severance Pay will be paid in equal semi-monthly installments. In the event of termination of this Agreement for "cause," you shall not be entitled to Severance Pay or any other benefits. "Cause," for purposes of this agreement shall mean (i) conviction of a criminal offense; (ii) failure to substantially perform duties hereunder other than because of physical or mental illness resulting in disability; or (iii) acts of moral turpitude or other conduct which is injurious to the reputation of Trega or you.

         15. Dispute Resolution Procedure. The parties agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law

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specifically forbids the use of arbitration as a final and binding remedy.

         (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

         (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. Trega will pay the cost of the mediation.

         (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

         The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, the parties agree, that for violations of the employee's trade secret obligations, Trega retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require Trega to change any lawful policy or benefit plan.

         The hearing shall be transcribed. Trega shall bear the costs of the arbitration if the employee prevails. If Trega prevails, the employee will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees.

         (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

         (e) Trega reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

         16. Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and Trega with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and Robert S. Whitehead or the then current Chief Executive Officer.

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         17. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

         We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

                        Very truly yours,

                        Trega Biosciences, Inc.



                        By: /s/ Robert S. Whitehead
                                  -----------------------------

                        Title: President and Chief Executive Officer


 ................................................................................


         I agree to the terms of employment set forth in this Agreement.


         /s/ Lawrence D. Muschek                        11/26/97
         -----------------------------                  -----------------------
         Employee                                       Date


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